111 West Monroe Street Chicago, Illinois 60603-4080 T 312.845.3000 F 312.701-2361

July 23, 2018

Wasatch Funds Trust

505 Wakara Way, 3rd Floor

Salt Lake City, Utah 84018

Re:                                 Wasatch Funds Trust

Ladies/Gentlemen:

We have served as counsel for the Wasatch Funds Trust (the “Trust”) on behalf of its series the Wasatch Global Value Fund (the “Acquiring Fund”), which proposes to issue Investor Class Shares and Institutional Class shares of beneficial interest on behalf of the Acquiring Fund (collectively, the “Shares”), in the manner and on the terms set forth in Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 to be filed on or about July 23, 2018 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”). The Acquiring Fund will issue Shares in exchange for all of the assets of the Wasatch Long/Short Fund (the “Acquired Fund”), another series of the Trust, and will assume the liabilities of the Acquired Fund, as described in the Registration Statement (the “Reorganization”) and pursuant to the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Fund and the Trust on behalf of the Acquired Fund included as an appendix to the prospectus/proxy statement in the Registration Statement (the “Agreement”).

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary or appropriate in order to enable us to express the opinion hereinafter set forth, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust and Trust’s counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts; a certificate executed by an appropriate officer of the Trust certifying to certain resolutions adopted by the Trustees of the Trust at a meeting held on November 7-8 2017 authorizing the Reorganization and the issuance of Shares on behalf of the Acquiring Fund in connection therewith (the “Resolutions”); the Trust’s Declaration of Trust dated November 6, 2009 and an amendment thereto dated as of December 30, 2009 as filed with the office of the Secretary of the Commonwealth of Massachusetts on November 6, 2009 and January 29, 2010, respectively (as so amended, the “Declaration”); and the Trust’s Amended and Restated Designation of Series of Shares and Amended and Restated Designation of Classes of Shares each as filed with the office of the Secretary of the Commonwealth of Massachusetts on November 30, 2017 (collectively, the “Designations”). In connection with such review and examination, we have assumed the genuineness of all signatures, the conformity to the originals

Wasatch Funds Trust

July 23, 2018

of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for purposes of this opinion that (i) the number of Acquiring Fund Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (ii) the Agreement will have been duly completed, executed and delivered by the parties thereto in substantially the form of the copy included as Appendix A to the combined prospectus/proxy statement in the Registration Statement; (iii) any consents or approvals required for the Reorganization will have been received; (iv) the Declaration, Designations, Resolutions, and the Agreement will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares; (v) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares; and (vi) to the extent that the Trust’s Declaration, the Trust’s By-Laws, or the Designations refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended or any other law or regulation applicable to the Acquiring Fund, we have assumed compliance with such reference, incorporation or requirements by the Acquiring Fund. We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon the foregoing, we are of the opinion that:

The Shares of the Trust on behalf of the Acquiring Fund when issued and sold in accordance with the Trust’s Declaration of Trust dated November 6, 2009, as amended on December 30, 2009, the Trust’s By-Laws, the Designations, the Agreement and the Resolutions and receipt of consideration described in the Agreement by the Acquiring Fund and not less than net asset value per share, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, will be validly issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Respectfully submitted, /s/ Chapman and Cutler LLP
CHAPMAN AND CUTLER LLP